Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2014 first quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

My focus is all about top-line growth for which we were only at 98% of plan for the first quarter. That said, it’s comforting to have a business model that enables record earnings growth on modest revenue growth.

Before I continue, I’ll return the call to Kevin for his review of our first quarter financial performance.

Kevin

Thank you, Mike.

Net new sales of $3.3 million were added in the first quarter of 2014, including $127,000 of net new sales for Customer Connect. Total contract value at the end of the first quarter was $99.4 million, which includes $784,000 of total contract value for Customer Connect.

The decrease in total contract value in the first quarter was driven by a combination of both lower net new sales and an increase in negative contract value changes. Compared to first quarter 2013 net new sales, the decrease in 2014 was primarily in the Acute Care Experience and Health Risk Assessment offerings. The decrease in new sales is attributed to timing differences related to unexpected delays in closing certain new agreements in the first quarter of 2014, some of which have already closed in the second quarter.

The primary driver in lower contract value was the decline in Health Risk Assessments. While we have not experienced any lost clients, there has been a reduction in the level of overall spending in this segment due to the uncertainty of legislative changes to reimbursement for the Medicare Advantage programs that these clients provide to their enrollees.

Revenue for the first quarter 2014 was $26.0 million, an increase of 5% over the first quarter of 2013. Revenue growth for the quarter is comprised entirely from organic growth. First quarter 2014 results include $123,000 of revenue from Customer Connect.

Consolidated operating income for the first quarter of 2014 was $8.4 million or 32% of revenue, compared to $7.2 million or 29% of revenue, for the same period last year. The 2014 first quarter consolidated operating income includes $331,000 in operating losses from Customer Connect. Operating income for the first quarter 2014 without the Customer Connect losses was $8.7 million, which represents a 34% operating income margin and an increase in operating income of 21% over the first quarter of 2013.

Total operating expenses for the first quarter decreased from $17.7 million in 2013 to $17.6 million in 2014.

Direct expenses increased to $10.3 million for the first quarter, compared to $10.2 million for the same period in 2013. Direct expenses as a percent of revenue were 40% for the first quarter 2014 and are expected to average 41.5% of revenue for the full year in 2014.

Selling, general and administrative expenses decreased to $6.4 million, or 24% of revenue, for the first quarter 2014, compared to $6.5 million or 26% of revenue for the same period in 2013. First quarter 2013 expenses included $335,000 of costs related to the recapitalization. SG&A expense for the first quarter of 2014 without Customer Connect was $6.0 million or 23% of revenue.

Including the incremental expenses that are projected to be incurred for Customer Connect resources, consolidated SG&A expense is expected to average 26% of revenue for the full year of 2014.

Depreciation and amortization expense for the first quarter 2014 was $935,000 compared to $950,000 in the first quarter of 2013. The decrease was attributed to declining intangible asset amortization expenses. Depreciation and amortization expense was 4% of revenue for the first quarter 2014 and is expected to also be 4% of revenue for the full year in 2014.

The provision for income taxes totaled $2.9 million for the first quarter 2014, compared to $2.7 million for the same period in 2013. The effective tax rate was 34.6% for the first quarter of 2014, compared to the effective tax rate of 37.3% for the same period last year. The effective tax rate is expected to decrease to an average effective rate of 35% for the full year in 2014 as a result of reduced expense from state income taxes.

Net income for the first quarter 2014 increased by 22% to $5.5 million, compared to $4.5 million in 2013. For the first quarter of 2014, our combined non-GAAP diluted earnings per share was $0.22, compared to $0.18 for the first quarter of 2013.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

As we look out over the next several years, we see healthcare providers continuing to place increased value on the voice of the customer. Clearly, some of this attention is driven by various regulatory requirements, however, managing risk in the world of shifting payment from volume to value requires a continuous understanding of customers’ health behaviors and preferences. Organizations that provide innovative ways to listen to the customer, combined with analytics to predict risks and tools to engage customer so as to mitigate that risk, will be the winners in what is likely to be a much expanded category of spend.

The other critical component of success will be knowledge across the entire care continuum. The lines defining care settings are gone. The patient’s journey across the variety of settings for even one episode of care is the key to understanding healthcare from the customer’s perspective.

We are the only provider of service that I’m aware of with a material footprint across the continuum which positions us well going forward. This, combined with an additional investment in an innovative and disruptive offering like Connect, suggests a very interesting set of opportunities today and in the coming years.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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